EXHIBIT 99.1

July 18, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta
(713) 507-6466

DYNEGY PREVIEWS SECOND QUARTER 2003 RESULTS

HOUSTON (July 18, 2003) – Dynegy Inc. (NYSE: DYN) today announced that second quarter 2003 operating results for its core businesses in power generation, natural gas liquids and regulated energy delivery will be substantially in line with management’s expectations for the quarter. These results were offset by higher than expected corporate-level expenses, including after-tax legal reserves totaling approximately $30 million that are expected to be recorded in connection with certain pending litigation matters. As a result of these items, together with the items listed below, the company will report a net loss for the quarter.

•	An expected loss in the Customer Risk Management segment, a non-core business that the company is in the process of exiting. The loss results primarily from the following after-tax items:

■	Approximately $85 million associated with the previously announced settlement of a power tolling arrangement with Southern Company;

■	Approximately $20 million associated with the previously announced settlement of a power supply agreement with Kroger Company; and

■	Approximately $85 million mark-to-market loss on derivative contracts associated with the Sithe Independence long-term power tolling arrangement.

Liquidity

As previously announced on July 15, 2003, Dynegy’s liquidity remains strong at $1.6 billion as of June 30. This consisted of cash on hand and availability under its revolving bank credit facility.

2003 Guidance Estimate

The higher than expected second quarter corporate-level expenses will negatively impact 2003 results. In addition, it is anticipated that the proposed refinancing plan announced by the company on July 15, if consummated on the terms currently expected, will increase interest expense due to higher cash interest expense and the acceleration of the amortization of previously capitalized financing costs. The company intends to update its 2003 guidance estimate as soon as practicable following the expected completion of the proposed refinancing plan.

The company’s revised guidance estimate will include the operating results of its generation, natural gas liquids and regulated energy delivery segments, as well as corporate-level expenses. Additionally, the revised guidance estimate will continue to exclude the results associated with the company’s Customer Risk Management segment, which includes tolling contracts, and its discontinued operations, which include the company’s former communications business, as well as costs to exit these businesses.

Second Quarter Results and Conference Call

Dynegy intends to announce second quarter 2003 financial results on or about July 25 prior to the opening of the New York Stock Exchange. Due to the recently announced proposed refinancing plan, Dynegy intends to hold a conference call the week of Aug. 11 following the expected completion of such plan.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas, and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the company’s second quarter 2003 financial results, the consummation of its proposed refinancing plan and 2003 earnings guidance. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include Dynegy’s ability to consummate the proposed refinancing plan on the schedule and terms currently anticipated, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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